UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Securities Exchange Act of 1934

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ALTERA CORPORATION
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On April 30, 2014, T. Michael Nevens, the Lead Independent Director of the Board of Directors of Altera Corporation, sent the following communication to certain of Altera’s stockholders.

Dear [Stockholder],

At our 2014 Annual Meeting of Stockholders, our stockholders will be asked to approve a proposal submitted by Mr. John Chevedden requesting that our board of directors adopt a policy to require that the chair of the board be an independent director. Our board of directors is recommending a vote against this proposal because we believe it is in the best interests of our stockholders to give the board discretion to decide which leadership structure best serves the company’s needs at any particular time. I am writing to you in order to respond to the report of Institutional Shareholder Services (ISS) that you may have seen, which recommends a vote in favor of this stockholder proposal (Proposal Six.)

ISS has recommended in favor of Mr. Chevedden’s proposal primarily because our lead independent director’s duties do not include the duty to “approve” of information sent to the board. Rather, our corporate governance guidelines state that the lead independent director will “approve” agendas for board meetings and “review the materials that are sent to the board prior to board meetings.” In all other respects, our lead independent director’s duties include all of the items specified in ISS’s policy relating to independent chair proposals.

As specified in our corporate governance guidelines, all independent directors are encouraged to provide input to the chair of the board and members of management, including requesting that items be placed on the board’s agenda. The lead independent director is charged with helping to facilitate open communication between the other independent directors and management by requesting input from the other independent directors on agenda items and other matters.

Our independent directors carefully considered whether to require that the lead independent director “approve” information sent to the board, as specified in ISS’s policy on proposals relating to independent chairs. We decided that we did not want the lead independent director to serve as a gatekeeper between management and the board by potentially “vetoing” what materials can be sent to the board by management, as required by ISS. Additionally, we did not want the lead independent director’s “approval” of materials to be interpreted as placing that one director’s imprimatur on any and all proposals made by management. Rather, in order to encourage open communication and robust debate by the board, the independent directors want management to have wide latitude to present matters for consideration by all directors, even where the lead independent director may have opinions that differ from other independent directors and/or management. We believe that ISS’s policy does not encourage good corporate governance, but in fact does just the opposite by potentially restricting the flow of information and discussion amongst members of management and the board.

We strongly believe that a “one-size-fits all” policy which prohibits our CEO from also serving as our chair inappropriately limits our independent directors’ exercise of their duty to govern in the best interests of our stockholders. As set forth in our proxy statement for the 2014 Annual Meeting of Stockholders (p. 61), our board has adopted a policy requiring that the nominating and governance committee conduct periodic reviews of the board’s leadership structure. During such periodic reviews and, in particular, when there is a change in the company’s senior leadership (including a change in the chief executive officer), the nominating and governance committee will consider whether to propose that the board elect a chair who meets the standards for independence as defined by applicable law and the rules of the NASDAQ stock market. If the board elects a chair who is not an independent director, the independent directors will elect a lead independent director. The policy adopted by the board will help ensure that the board’s leadership structure will adapt to meet the changing needs of our company.

For the foregoing reasons, the board of directors respectfully requests that you vote against Proposal Six.

Scott Wylie, our Vice President of Investor Relations, will be contacting you in the next few days to answer any questions you may have on this matter and to request that you vote against Proposal Six. I am also available to speak with you on this matter at your convenience.

Sincerely,

/s/ T. Michael Nevens

T. Michael Nevens

Lead Independent Director

Altera Corporation

On April 30, 2014, Scott Wylie, V.P. Investor Relations of Altera Corporation, sent the following communication to certain of Altera’s stockholders.

Dear [Stockholder]:

Attached is a copy of the letter sent to you today from Michael Nevens, Altera’s lead independent director.

We would very much appreciate your support for management’s “Against” recommendation on Proposal Six in this year’s Altera proxy. Our Annual Meeting will be held on May 13.

I will reach out to you individually in the next day or so to answer any questions you may have on this proposal.

Thank you for your consideration.

Scott Wylie

V.P. Investor Relations

ALTERA CORPORATION